EXHIBIT NO. 2.1

                                MERGER AGREEMENT


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                                MERGER AGREEMENT


         THIS MERGER AGREEMENT ("Agreement") is made effective as of the 17th day of July, 1997 (the "Date of Execution"), by, between and among UCI MEDICAL AFFILIATES, INC., a Delaware corporation ("UCI"); UCI MEDICAL AFFILIATES OF SOUTH CAROLINA, INC., a South Carolina corporation and wholly-owned subsidiary of UCI ("UCI of SC"); DOCTOR'S CARE, P.A., a South Carolina professional corporation ("Doctor's Care"); SPRINGWOOD LAKE FAMILY PRACTICE CENTER, P.A., a South Carolina professional corporation ("Springwood"); SPRINGWOOD LAKE OCCUPATIONAL MEDICINE CENTER, P.A., a South Carolina professional corporation and wholly-owned subsidiary of Springwood ("SLOMC"); STEPHEN F. SERBIN, M.D. ("Serbin"); PETER J. STAHL, M.D. ("Stahl"); SHARON SILVERMAN, M.D. ("Silverman"); and WOODHILL FAMILY PRACTICE CENTER, a South Carolina general partnership ("Woodhill"). For purposes hereof, Serbin, Stahl, and Silverman are herein collectively referred to as the "Shareholders" and individually a "Shareholder."


                                  INTRODUCTION.

         WHEREAS, Springwood is a South Carolina professional corporation with authorized capital stock of 100,000 shares of $1.00 par value common stock (the "Springwood Common Stock"), of which 1,500 shares are actually issued and outstanding to the Shareholders as set forth on Exhibit A attached hereto (the "Springwood Shares");

         WHEREAS, Springwood (d/b/a Midtown Family Medicine, Springwood Lake Family Practice Center, and Woodhill Family Practice Center) owns and operates a medical practice located at the following locations which are leased from Serbin or Woodhill: 1910 Gregg Street, Columbia, South Carolina; 1721 Horseshoe Drive, Columbia, South Carolina; and 6108 Garners Ferry Road, Columbia, South Carolina (collectively the "Premises");

         WHEREAS, SLOMC is a South Carolina professional corporation and a wholly-owned subsidiary of Springwood;

         WHEREAS, UCI is a Delaware corporation with authorized capital stock of 10,000,000 shares of $0.05 par value common stock ("UCI Common Stock"), of which 5,207,803 shares are issued and outstanding;

         WHEREAS, UCI of SC is a South Carolina corporation and a wholly-owned subsidiary of UCI;

         WHEREAS, UCI of SC owns and/or leases various medical-related facilities and equipment in South Carolina and has contracted with Doctor's Care to provide health care services at such facilities;

         WHEREAS, the parties intend that the transactions contemplated hereby will qualify as a tax-free forward triangular merger, under Sections 33-11-101 et seq. of the South Carolina Business Corporation Act of 1988, as amended (the "Act"), of Springwood with and into UCI of SC in a reorganization pursuant to
Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), all in accordance with the Plan of Merger (as defined below);

         WHEREAS, pursuant to the Merger (as defined below), the Shareholders shall receive UCI Common Stock; and


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         WHEREAS, prior to the Merger (as defined below), Springwood shall (i)
merge SLOMC into Springwood, (ii) transfer Springwood's patient records to Doctor's Care, and (iii) and file an election pursuant to Section 33-19-410 of the Act to terminate its status as a professional corporation; and

         WHEREAS, the parties have reached an agreement for each of the Shareholders to become an employee of Doctor's Care upon the terms and conditions set forth herein; and

         WHEREAS, after the completion of the transactions described herein, Springwood's facility located at 1910 Gregg Street, Columbia, South Carolina, shall be known as "Midtown Family Medicine Managed By UCI Medical Affiliates"; and

         WHEREAS, after the completion of the transactions described herein, Springwood's facility located at 1721 Horseshoe Drive, Columbia, South Carolina, shall be known as "Springwood Lake Family Practice Managed By UCI Medical Affiliates"; and

         WHEREAS, after the completion of the transactions described herein, Springwood's facility located at 6108 Garners Ferry Road, Columbia, South Carolina, shall be known as "Woodhill Family Medicine Managed By UCI Medical Affiliates."

         NOW, THEREFORE, in reliance upon the premises, representations, warranties and covenants made herein and in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                             STATEMENT OF AGREEMENT.

1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meaning set forth below:

         1.1 "Acquirors" means collectively UCI, UCI of SC, and Doctor's Care, and individually is an "Acquiror."

         1.2 "Act" means the South Carolina Business Corporations Act of 1988, as amended.


         1.3 "Adjustment Amount" shall the meaning set forth in Section 2.4.4.

         1.4 "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.

         1.5 "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

         1.6 "Ancillary Agreements" shall have the meaning set forth in Section 5.1.

         1.7 "Articles of Amendment" shall have the meaning set forth in Section 4.3.2.

         1.8 "Articles of Merger" shall have the meaning set forth in Section
2.2.

         1.9 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence.

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         1.10 "CERCLA" shall have the meaning set forth in Section 5.26.1.

         1.11     "Closing" shall have the meaning set forth in Section 4.1.

         1.12     "Code" means the Internal Revenue Code of 1986, as amended.

         1.13 "Confidential Information" shall have the meaning set forth in
Section 7.4.

         1.14 "Consideration" shall have the meaning set forth in Section 2.4.

         1.15 "Constituent Corporations" means UCI of SC and Springwood, and "Constituent Corporation" means either UCI of SC or Springwood.

         1.16 "Contracts" shall have the meaning set forth in Section 5.11.

         1.17 "Control" (including, with correlative meanings, the terms "Controlled by", "Controlling" and "under common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

         1.18 "Controlled Group of Corporations" has the meaning set forth in Code Section 1563.

         1.19 "Doctor's Care" shall have the meaning set forth in the first paragraph of this Agreement.

         1.20 "Downpayment" shall have the meaning set forth in Section 2.4.2.

         1.21 "Effective Date" shall have the meaning set forth in Section 2.2.

         1.22 "Employee Benefit Plan" means any: (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); and (iv) Employee Welfare Benefit Plan or fringe benefit plan or program.

         1.23 "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         1.24 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         1.25 "Encumbrances" means any and all restrictions on transfer, liens, encumbrances, charges, pledges, security interests, taxes, claims, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.

         1.26 "ERISA" means the Employee Retirement Income Security Act of 1974 as amended. -----

         1.27 "Exhibit" means any of the Exhibits to this Agreement, each of which is incorporated by reference into this Agreement.

         1.28     "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         1.29 "Financial Statements" shall have the meaning set forth in Section 5.6.1.

         1.30     "GAAP" shall have the meaning set forth in Section 5.6.1.


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         1.31 "Knowledge" means actual knowledge after reasonable investigation.
For purposes of Section 5, the term "Knowledge of Springwood" and words of similar import shall mean Knowledge by any officer, director or Shareholder of Springwood.

         1.32 "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including liability for Taxes.

         1.33 "Litigation" shall have the meaning set forth in Section 5.9.1.

         1.34 "Merger" shall have the meaning set forth in Section 2.1.

         1.35 "Merger Shares" means collectively the shares of UCI Common Stock issued or issuable to Shareholders in connection with the Merger in exchange for the Springwood Shares.

         1.36 "Midtown Lease" shall have the meaning set forth in Section 4.3.7.

         1.37 "Most Recent Balance Sheet" shall have the meaning set forth in
Section 5.8.1.

         1.38 "Most Recent Financial Statements" shall have the meaning set forth in Section 5.6.1.

         1.39. "Most Recent Fiscal Month End" shall have the meaning set forth in Section 5.6.1.

         1.40 "Most Recent Fiscal Year End" shall have the meaning set forth in
Section 5.6.1.

         1.41 "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         1.42 "Non-Compete" shall have the meaning set forth in Section 4.3.14.

         1.43 "Note" shall have the meaning set forth in Section 2.4.3.

         1.44 "1933 Act" means the Securities Act of 1933, as amended.

         1.45 "1934 Act" means the Securities Exchange Act of 1934, as amended.

         1.46 "Patient Records" shall have the meaning set forth in Section 3.1.

         1.47 "PBGC" means the Pension Benefit Guaranty Corporation.

         1.48 "Person" means any individual, corporation, partnership, limited partnership, limited liability company, trust, entity or unincorporated organization, or a government or any agency or political subdivision thereof.

         1.49 "Plan of Merger shall have the meaning set forth in Section
4.2.1.3.

         1.50 "Premises" means collectively the land and buildings located 1910 Gregg Street, Columbia, South Carolina; 1721 Horseshoe Drive, Columbia, South Carolina; and 6108 Garners Ferry Road, Columbia, South Carolina

         1.51 "Prohibited Transaction" has the meaning set forth in ERISA
Section 406 and Code Section 4975.

         1.52      "RCARA" has the meaning set forth in Section 5.2.6.1.

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         1.53 "Reportable Event" has the meaning set forth in ERISA Section
4043.

         1.54 "SEC" means the United States Securities and Exchange Commission.

         1.55 "Security Agreement" shall have the meaning set forth in Section 4.4.2.

         1.56 "Serbin" shall have the meaning set forth in the first paragraph of this Agreement.

         1.57 "Serbin Employment Agreement" shall have the meaning set forth in
Section 4.3.11.

         1.58 "Shareholder" and Shareholders" shall have the respective meanings set forth in the first paragraph of this Agreement.

         1.59 "Silverman" shall have the meaning set forth in the first paragraph of this Agreement.

         1.60 "Silverman Employment Agreement" shall have the meaning set forth in Section 4.3.13.

         1.61 "SLOMC" shall have the meaning set forth in the first paragraph of this Agreement.

         1.62 "Stahl" shall have the meaning set forth in the first paragraph of this Agreement.

         1.63 "Stahl Employment Agreement" shall have the meaning set forth in
Section 4.3.12.

         1.64 "Springwood" shall have the meaning set forth in the first paragraph of this Agreement.

         1.65 "Springwood Common Stock" means the common stock, $1.00 par value per share, of Springwood.

         1.66 "Springwood Lease" shall have the meaning set forth in Section 4.3.5.

         1.67 "Springwood Shares" shall have the meaning set forth in the first paragraph of the recitals.

         1.68 "Subsidiary" means any corporation with respect to which a specified Person (or Subsidiary thereof) owns any capital stock or has the power to vote or direct the voting of sufficient securities to elect one or more directors.

         1.69     "Surviving Corporation" means UCI of SC.

         1.70 "Tax" or "Taxes" means any federal, state, local, foreign or other income, gross receipts, profits, franchise, license, transfer, sales, use, payroll, withholding, occupation, property (real or personal), excise or similar taxes, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties or additions to such Taxes).

         1.71 "Tax Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

         1.72 "UCI" shall have the meaning set forth in the first paragraph of this Agreement.

         1.73 "UCI Common Stock" means the common stock, $0.05 par value per share, of UCI. ----------------

         1.74 "UCI of SC" shall have the meaning set forth in the first paragraph of this Agreement. ---------

         1.75 "Woodhill Lease" shall have the meaning set forth in Section
4.3.9.

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2.       MERGER OF SPRINGWOOD INTO UCI OF SC.

         2.1 The Merger. On and subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Date Springwood shall be merged with and into UCI of SC (the "Merger"), the separate corporate existence of Springwood shall thereupon cease, and UCI of SC shall be the surviving corporation in the Merger (the "Surviving Corporation"). The Surviving Corporation shall, from and after the Effective Date, possess all the rights, privileges, powers and franchises of whatsoever nature and description, as well as a public or private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, tangible and intangible, real, personal and mixed, and debts due to either of the Constituent Corporations on whatever account as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interests shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation may be prosecuted to judgment or decree as if the Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding. The foregoing shall not limit the effects of the Merger as set forth in Section 33-11-106 of the Act.

         2.2 Effective Date. At the time of the Closing, the Constituent Corporations shall cause Articles of Merger, substantially in the form attached hereto as Exhibit 4.2.1.2 (the "Articles of Merger"), to be duly executed and filed with the Secretary of State of the State of South Carolina as provided under the Act. The Merger shall become effective as soon as practicable after the Closing on the time and date specified in the Articles of Merger, and in no event later than three (3) days after the Closing, and such time is hereinafter referred to as the "Effective Date"; provided however, the parties hereto anticipate the Effective Date shall be August 1, 1997.

         2.3 UCI Common Stock. UCI shall make available to UCI of SC a sufficient number of shares of UCI Common Stock having such characteristics as are necessary to effect the Merger as required herein.

         2.4 Consideration for Merger. The consideration ("Consideration") for the Merger shall be Two Million Two Hundred Seventy-One Thousand Two Hundred Fifty and No/100 ($2,271,250.00) Dollars payable, subject to Section 2.4.4 below, as follows:

                  2.4.1 Conversion and Exchange of Shares. The manner of converting and exchanging shares of the corporations participating in the Merger shall be as follows:

                           2.4.1.1 Springwood Common Stock. At and as of the
Effective Date, the Springwood Shares issued and outstanding immediately prior to the Effective Date in the aggregate (excluding shares held by Springwood as treasury stock, if any, which shares shall be cancelled and extinguished at the Effective Date) shall by virtue of the Merger and without any action on the part of the holders thereof, be exchanged for and converted into the right to receive from UCI such number of shares of UCI Common Stock having an aggregate value of One Million One Hundred Thousand and No/100 ($1,100,000.00) Dollars (the "Merger Shares"). For purposes hereof, the price per share of UCI Common Stock shall be the closing ask price for such UCI Common Stock on the Nasdaq Market System on the day immediately preceding the Closing.

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                           2.4.1.2 Exchange of Stock Certificates. Immediately
after the Effective Date, each holder of an outstanding certificate or certificates theretofore representing Springwood Shares shall surrender the same to an agent or agents designated by the Surviving Corporation, and shall thereupon be entitled to receive as promptly as possible in exchange therefor one or more certificates representing the number of shares of UCI Common Stock into which the shares of Springwood Common Stock represented by the certificate or certificates so surrendered is to be exchanged and converted. Each shareholder of Springwood delivering stock certificate(s) as provided above shall be entitled to receive a pro rata portion of the aggregate number of Merger Shares based upon the ratio which the number of Springwood Shares owned immediately before the Effective Date by such Shareholder bears to the total number of issued and outstanding Springwood Shares immediately before the Effective Date. The certificates representing UCI Common Stock issued pursuant to this subsection shall be in such denominations reasonably requested in writing in advance by the intended recipients thereof. No fractional shares of UCI Common Stock shall be issued to the Shareholders in connection with the Merger. Any Shareholder who would otherwise be entitled to receive a fractional share pursuant to the Merger shall receive cash for such fractional share at a per share rate equal to the closing ask price of UCI Common Stock on the Nasdaq Market System on the day immediately preceding the Closing. Each share of UCI Common Stock issued pursuant to this subsection shall be validly issued, fully paid, and non-assessable upon surrender of the certificates for Springwood Common Stock as required in this subsection. The shares of UCI Common Stock to be issued hereunder shall be "restricted stock" under the 1933 Act (meaning that it was purchased other than through a registered public offering). The certificates evidencing such shares shall bear a restrictive legend in substantially the following form:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, HAVE BEEN TAKEN WITHOUT A VIEW TO THE DISTRIBUTION THEREOF WITHIN THE MEANING OF SUCH ACT, AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THE COMPANY WILL NOT TRANSFER SUCH SHARES EXCEPT UPON RECEIPT OF EVIDENCE SATISFACTORY TO THE COMPANY, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT THE REGISTRATION PROVISIONS OF SUCH ACT HAVE BEEN COMPLIED WITH, THAT SUCH REGISTRATION IS NOT REQUIRED AND THAT SUCH TRANSFER WILL NOT VIOLATE ANY APPLICABLE STATE SECURITIES LAWS.

                  2.4.2. Downpayment. At Closing, subject to adjustment as set forth in Section 2.4.4 below, as additional consideration for the Merger, UCI of SC shall deliver to the Shareholders the sum of Two Hundred Thousand and No/100 ($200,000.00) Dollars in the form of a company check payable to the Shareholders jointly.

                  2.4.3 Promissory Note. At Closing, subject to adjustment as set forth in Section 2.4.4 below, UCI of SC shall deliver to the Shareholders the fully executed interest bearing promissory note (the "Note") of UCI of SC in the original principal amount of Six Hundred Thousand Dollars ($600,000.00), substantially in the form attached hereto as Exhibit 4.4.1 attached hereto, representing the balance of the Consideration.

                  2.4.4 Adjustment For Liabilities. The Consideration set forth in this Section 2.4 shall be subject to adjustment under the following circumstances with such adjustment, if any, to be effected as of the date of Closing. The adjustment to the allocation of the payment of the Consideration, if any, shall be an amount equal to the difference of (i) the aggregate amount of the Liabilities of Springwood and/or SLOMC (other than Taxes and payroll amounts and associated withholdings as of the Effective Date) and which are outstanding as of date of Closing, and (ii) Three Hundred Seventy-One


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Thousand Two Hundred Fifty ($371,250.00) Dollars (such difference hereinafter referred to as the "Adjustment Amount"). In the event the aggregate amount of the Liabilities of Springwood and/or SLOMC (other than Taxes and payroll amounts and associated withholdings as of the Effective Date) is less than Three Hundred Seventy-One Thousand Two Hundred Fifty ($371,250.00) Dollars, the Consideration set forth in Section 2.4 above shall be adjusted by an amount equal to the Adjustment Amount and applied by increasing the original principal amount of the Note described in Section 2.4.3 hereof by such Adjustment Amount. In the event the aggregate amount of the Liabilities of Springwood and/or SLOMC (other than Taxes and payroll amounts and associated withholdings as of the Effective Date) is equal to or greater than Three Hundred Seventy-One Thousand Two Hundred Fifty ($371,250.00) Dollars but less than Three Hundred Eighty-One Thousand Two Hundred Fifty ($381,250.00) Dollars, the Consideration set forth in Section 2.4 above shall not be adjusted. In the event the aggregate amount of the Liabilities of Springwood and/or SLOMC (other than Taxes and payroll amounts and associated withholdings as of the Effective Date) is equal to or greater than Three Hundred Eighty-One Thousand Two Hundred Fifty ($381,250.00) Dollars, the allocation of the payment of the Consideration set forth in Section 2.4 above shall be adjusted by an amount equal to the Adjustment Amount and applied in the following order to the extent necessary: (i) first to reduce the original principal amount of the Note described in Section 2.4.3 hereof; (ii) second to reduce the cash downpayment described in Section 2.4.2 hereof; and (iii) lastly to reduce the number of Merger Shares to be issued as described in Section 2.4.1 hereof. In the event the total amount of Liabilities (including Taxes and payroll amounts and associated withholdings) of Springwood and/or SLOMC exceeds Two Million Two Hundred Seventy-One Thousand Two Hundred Fifty and No/100 ($2,271,250.00) Dollars, the Shareholders shall indemnify the Acquirors pursuant to the terms and conditions set forth in Section 12.2.5 below.

         2.5 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of UCI of SC shall continue to be the Articles of Incorporation and Bylaws of UCI of SC from and after the Effective Date, subject to the amendments thereof provided for herein, if any.

         2.6 Directors and Officers. The directors and officers of UCI of SC immediately prior to the Effective Date shall continue to be the directors and officers, respectively, of UCI of SC from and after the Effective Date.

         2.7 Subsequent Actions. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, affidavits of corporate name change, bills of sale, assignments, assurances or any other actions or things may be necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation or UCI shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, affidavits of corporate name change, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

3.       TRANSFER OF SPRINGWOOD'S PATIENT RECORDS TO DOCTOR'S CARE.

         3.1 Transfer of Patient Records. At Closing, immediately prior to the Merger for and in consideration of Ten ($10.00) Dollars and no other monetary consideration, Springwood shall transfer and deliver to Doctor's Care all of the Springwood's right, title and interest in and to any medical records in its possession that were made in treating Springwood and/or SLOMC's patients and all records transferred to Springwood and/or SLOMC concerning prior treatment of any patient (the "Patient Records").


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         3.2 Method of Transfer. The transfer of the Patient Records will be evidenced by an appropriate bill of sale substantially in the form attached hereto as Exhibit 3.2, executed and delivered by Springwood to Doctor's Care at the Closing, as set forth in this Agreement.

         3.3 Notices. Springwood, at Springwood's expense, shall cause prior to Closing any public notices to be filed in a timely manner and to otherwise comply with all requirements of the Physician's Patient Records Act or any other applicable law, regulation, rule or ordinance related to the transfer of the Patient Records.

         3.4 Possession. Doctor's Care shall pick up and take, and Springwood shall relinquish, possession of the Patient Records at Closing, to be effective as of the Effective Date.

4.       CLOSING.

         4.1 Date of Closing. The closing of the Merger and related transactions to be effective as of Effective Date shall take place on July 30, 1997, commencing at 12:00 p.m. (local time), at the offices of Nexsen Pruet Jacobs & Pollard, LLP, 1441 Main Street, Suite 1500, Columbia, South Carolina or such other time and place as may be mutually agreed upon in writing by the parties (the "Closing"), all to be effective as of the Effective Date. In the event Closing set forth in this Section 4 is changed to a different date, all references in this Agreement to Closing shall be deemed to refer to the time and date agreed upon by the parties, in the manner set forth herein.

         4.2      Transactions at Closing.

                  4.2.1 At the Closing, Springwood, each Shareholder, and Woodhill, as the case may be, shall deliver to UCI, Doctor's Care, and UCI of SC, as the case may be, the following:

                           4.2.1.1 the executed Articles of Merger substantially
in the form of Exhibit 4.2.1.2 attached hereto (the "Articles of Merger");

                           4.2.1.2 the executed Plan of Merger substantially in
the form of Exhibit 4.2.1.3 attached hereto (the "Plan of Merger");

                           4.2.1.3 stock certificates, evidencing all of the
issued and outstanding shares of Springwood Common Stock, in each case endorsed in blank or with an executed blank stock power attached, and with all necessary stock transfer tax stamps attached thereto;

                           4.2.1.4 each of the certificates, instruments and
other documents and agreements, in form and substance required by this Agreement, as described in Section 4.3 hereof; and

                           4.2.1.5 Shareholders shall deliver a check to UCI of
SC in the amount equal to the sum of the employee payroll and related withholdings of Springwood and SLOMC's employees accrued and/or payable as of the Effective Date.

                  4.2.2 At the Closing, UCI of SC, UCI, and Doctor's Care, as the case may be, shall deliver to Springwood, the Shareholders, and Woodhill, as the case may be, the following:

                           4.2.2.1 UCI of SC shall pay to the Shareholders the
Downpayment in accordance with Section 2.4.2 above;

                           4.2.2.2  the executed Articles of Merger;

                           4.2.2.3  the executed Plan of Merger;



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                           4.2.2.4 an irrevocable instruction letter to UCI's
transfer agent, instructing it to issue stock certificates evidencing the Merger Shares; and

                           4.2.2.5 each of the certificates, instruments and
other documents and agreements, in form and substance required by this Agreement, as described in Section 4.4 hereof.

         4.3 Springwood, Shareholders', and Woodhill's Documents. At Closing, Springwood, Woodhill, and/or each Shareholder shall deliver, or cause to be delivered, at Springwood's expense, the following duly executed, lawful and effective documents and instruments:

                  4.3.1 Springwood shall deliver to UCI of SC a duly executed copy of the plan of merger and articles of merger as filed with the South Carolina Secretary of State, in form and substance acceptable to UCI of SC, evidencing the merger of SLOMC with and into Springwood prior to Closing.

                  4.3.2 Springwood shall deliver to UCI of SC a duly executed copy of the Articles of Amendment, substantially in the form of Exhibit 4.3.2 attached hereto (the "Articles of Amendment"), as filed with the South Carolina Secretary of State evidencing Springwood's termination of its status as a professional corporation prior to Closing.

                  4.3.3 Springwood shall execute and deliver to Doctor's Care a bill of sale transferring the patient records, substantially in the form attached hereto as Exhibit 3.2.

                  4.3.4 Springwood shall deliver to UCI of SC evidence in form and substance acceptable to counsel for UCI of SC that Raymond E. Major, M.D., a former shareholder of Springwood and SLOMC ("Major"), is not a shareholder of Springwood or SLOMC as of the Effective Date.

                  4.3.5 Serbin shall execute and deliver to UCI of SC the lease of the Springwood Lake facility, substantially in the form of Exhibit 4.3.5 attached hereto (the "Springwood Lease"), and other documents as are reasonably required by UCI of SC to evidence UCI of SC's clear, marketable and insurable leasehold interest in the Premises.

                  4.3.6 Serbin shall deliver to UCI of SC a duly executed lease termination agreement, in form and substance acceptable to counsel for UCI of SC, forever terminating the existing lease by and between Serbin and Springwood relating to the Springwood Lake facility.

                  4.3.7 Woodhill shall execute and deliver to UCI of SC the lease of the Midtown facility, substantially in the form of Exhibit 4.2.7 attached hereto (the "Midtown Lease"), and other documents as are reasonably required by UCI of SC to evidence UCI of SC's clear, marketable and insurable leasehold interest in the Premises.

                  4.3.8 Woodhill shall deliver to UCI of SC a duly executed lease termination agreement, in form and substance acceptable to counsel for UCI of SC, forever terminating the existing lease by and between Woodhill and Springwood relating to the Midtown facility.

                  4.3.9 Woodhill shall execute and deliver to UCI of SC the lease of the Woodhill facility, substantially in the form of Exhibit 4.3.9 attached hereto (the "Woodhill Lease"), and other documents as are reasonably required by UCI of SC to evidence UCI of SC's clear, marketable and insurable leasehold interest in the Premises.

                  4.3.10 Woodhill shall deliver to UCI of SC a duly executed lease termination agreement, in form and substance acceptable to counsel for UCI of SC, forever terminating the existing lease by and between Woodhill and Springwood relating to the Woodhill facility.

                  4.3.11 Serbin shall execute and deliver to Doctor's Care the employment agreement substantially in the form of Exhibit 4.3.11 attached hereto (the "Serbin Employment Agreement").

                  4.3.12 Stahl shall execute and deliver to Doctor's Care the employment agreement substantially in the form of Exhibit 4.3.12 attached hereto (the "Stahl Employment Agreement").

                  4.3.13 Silverman shall each execute and deliver to Doctor's Care the employment agreement substantially in the form of Exhibit 4.3.13 attached hereto (the "Silverman Employment Agreement").

                  4.3.14 Each Shareholder shall execute and deliver to UCI of SC a non-competition covenant substantially in the form of Exhibit 4.3.14 attached hereto (the "Non-Compete").

                  4.3.15 Springwood shall deliver to UCI of SC a Certificate of Existence issued by the South Carolina Secretary of State dated within sixty days prior to Closing.

                  4.3.16 Officers' Certificate for Springwood substantially in the form attached hereto as Exhibit 4.3.16.

                  4.3.17 Legal opinion of the Shareholders' and Springwood's counsel dated the date of Closing, substantially in the form attached hereto as
Exhibit 4.3.17.

                  4.3.18 An Investment Letter substantially in the form attached hereto as Exhibit 4.3.18 executed by Serbin and Stahl.

                  4.3.19 An Investment Letter substantially in the form attached hereto as Exhibit 4.3.19 executed by Silverman.

                  4.3.20 Copy of all current customer lists, data, contracts and information for the business of Springwood and/or SLOMC.

                  4.3.21 Springwood shall deliver to UCI of SC at Closing evidence of insurance as set forth in Section 5.18.3 herein.

                  4.3.22 Springwood shall deliver to Doctor's Care at Closing evidence of compliance with the public notice requirements of the Physician's Patient Records Act as set forth in Section 3.3 herein.

                  4.3.23 Each Shareholder shall deliver to UCI of SC an assignment and assumption of such Shareholder's automobile lease, in form and substance acceptable to counsel for UCI of SC, forever releasing Springwood, SLOMC, and UCI of SC of any liability thereunder.

                  4.3.24 In connection with Section 2.4.4 above, Springwood shall deliver to UCI of SC a certificate certifying Springwood's Liabilities as of the Effective Date.

                  4.3.25 Springwood and each Shareholder shall deliver to UCI of SC the performance certificates set forth in Section 9.4 below.

                  4.3.26 Springwood shall deliver to UCI of SC the unaudited consolidated balance sheet and consolidated statements of income, change in stockholders, equity and cash flow of and for the seven (7) months ended July 31, 1997. Such financial statements (including the notes thereto) shall be prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, are true, correct and complete, fairly present the financial position of Springwood at the dates thereof and the results of operations of Springwood and

SLOMC for the periods covered thereby, and are consistent with the books and records of Springwood (which books and records are materially correct and complete).

                  4.3.27 Springwood shall deliver to UCI all the cancelled stock certificates of Springwood. In the event Springwood is unable to deliver any such cancelled stock certificate as required above, Springwood shall deliver a lost stock affidavit and indemnity agreement to UCI, executed by the holder of record of such certificate, in form and substance acceptable to counsel for UCI.

                  4.3.28 Springwood, Woodhill, and each Shareholder will take such other actions contemplated at Closing by this Agreement.

         4.4 Documents of UCI, UCI of SC or Doctor's Care. At Closing, UCI, Doctor's Care, and/or UCI of SC, at their expense, shall deliver or cause to be delivered to Springwood or the Shareholders (as the case may be) the following duly executed, lawful, and effective documents and instruments:

                  4.4.1 UCI of SC shall execute and deliver to the Shareholders the Note, with the attached executed guarantee of UCI, substantially in the form attached hereto as Exhibit 4.4.1.

                  4.4.2 UCI of SC shall execute and deliver to the Shareholders the Security Agreement, substantially in the form attached hereto as Exhibit
4.4.2 (the "Security Agreement").

                  4.4.3 UCI of SC shall execute and deliver to Serbin the Springwood Lease, and UCI of SC shall make such initial rental payment as is required thereunder.

                  4.4.4 UCI of SC shall execute and deliver to Woodhill the Midtown Lease, and UCI of SC shall make such initial rental payment as is required thereunder.

                  4.4.5 UCI of SC shall execute and deliver to Woodhill the Woodhill Lease, and UCI of SC shall make such initial rental payment as is required thereunder.

                  4.4.6 Doctor's Care shall execute and deliver to Serbin the Serbin Employment Agreement.

                  4.4.7 Doctor's Care shall execute and deliver to Stahl the Stahl Employment Agreement.

                  4.4.8 Doctor's Care shall execute and deliver to Silverman the Silverman Employment Agreement.

                  4.4.9 UCI will deliver to the Shareholders a copy of the instructions to the transfer agent of UCI's Common Stock instructing the transfer agent to issue certificates evidencing the shares of UCI Common Stock to the Shareholders as set forth in Sections 2.4.1.2 and 4.2.2.3.

                  4.4.10 UCI of SC shall deliver to Springwood a Certificate of Existence issued by the South Carolina Secretary of State dated within sixty days prior to Closing.

                  4.4.11 UCI shall deliver to Springwood a Certificate of Existence issued by the Delaware Secretary of State dated within sixty days prior to Closing.

                  4.4.12 Doctor's Care shall deliver to Springwood a Certificate of Existence issued by the South Carolina Secretary of State dated within sixty days prior to Closing.

                  4.4.13 Officers' Certificate for UCI of SC substantially in the form attached hereto as Exhibit 4.4.13.

                  4.4.14 Officers' Certificate for UCI substantially in the form attached hereto as Exhibit 4.4.14.

                  4.4.15 Officers' Certificate for Doctor's Care substantially in the form attached hereto as Exhibit 4.4.15.

                  4.4.16 Legal opinion of UCI of SC's counsel dated the date of Closing, substantially in the form attached hereto as Exhibit 4.4.16.

                  4.4.17 UCI of SC shall deliver to Springwood the performance certificate set forth in Section 8.3 below.

                  4.4.18 UCI, UCI of SC, and Doctor's Care will take such other actions contemplated at Closing by this Agreement.

         4.5 Certain Employment Agreements. At or about Closing, Doctor's Care shall offer to employ the following individuals employment by Doctor's Care as follows:

                           4.5.1 David C. Fisher, M.D. ("Fisher") pursuant to
terms substantially no less favorable to Fisher than the terms set forth in that certain employment agreement by and between Fisher and Springwood dated February 29, 1996, as amended on January 1, 1997.

                           4.5.2 Bhavesh R. Amin, M.D. ("Amin") pursuant to
terms substantially no less favorable to Amin than the terms set forth in that certain employment agreement by and between Amin and Springwood dated April 15, 1996.

                           4.5.3 G. Thomas Norris, III, M.D. ("Norris") pursuant
to terms substantially no less favorable to Norris than the terms set forth in that certain employment agreement by and between Norris and Springwood dated December 15, 1995.

                           4.5.4 Carol S. Berry, R.N., N.P. ("Berry") pursuant
to terms substantially no less favorable to Berry than the terms set forth in that certain employment agreement by and between Berry and Springwood dated January 2, 1997.

5. REPRESENTATIONS AND WARRANTIES OF SPRINGWOOD, SLOMC, AND SHAREHOLDERS. Except as otherwise set forth in the Schedule of Exceptions attached hereto as Exhibit 5 (the "Schedule of Exceptions"), the Springwood, SLOMC, and each Shareholder, jointly and severally, represent and warrant to the UCI, UCI of SC, and Doctor's Care (collectively the "Acquirors") that the representations and warranties contained in this Section 5 are true, correct and complete as of the date of this Agreement.

         5.1 Organization of Springwood; Authority. Springwood is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina, with the corporate power and authority to enter into this Agreement and the other certificates and instruments required on or prior to the Closing by this Agreement (collectively, the "Ancillary Agreements") and to carry out and perform its obligations under the terms of this Agreement and the Ancillary Agreements. Springwood has the full and unrestricted corporate power and authority to own, operate and lease its assets and properties and to carry on its business as currently conducted. Springwood is qualified to do business and in good standing in the State of South Carolina, which jurisdiction constitutes the only jurisdiction in which the nature of Springwood's business requires it to be so qualified or in which the failure to be so qualified, if required, would have a material adverse effect on Springwood's business taken as a whole. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of Springwood and each of the Shareholders. This Agreement has been, and at the Closing the Ancillary Agreements shall be, duly executed and delivered by Springwood and each of the Shareholders and constitutes the valid, binding and enforceable obligation of Springwood and each of the Shareholders, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         5.2 Authority of SLOMC. SLOMC is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Springwood is the sole shareholder of SLOMC. SLOMC has full power and authority to execute this Agreement and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of SLOMC enforceable in accordance with its terms and conditions except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws effecting creditors rights generally and by principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor the compliance with any of the terms and conditions hereof, will result in the breach by SLOMC of any of the terms, conditions, or judgment, law or other contract, agreement or instrument to which SLOMC is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law or other contract, agreement or instrument.

         5.3 Ability to Carry Out the Agreement. Neither Springwood, SLOMC, nor any of the Shareholders is subject to or bound by any provision of:

                  (i) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                  (ii) any articles or certificate of incorporation or bylaws;

                  (iii) any contract, agreement, mortgage, deed of trust, lease, note, stockholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship or other restriction of any kind or character whatsoever: or

                  (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by, or would result in any penalty, forfeiture or material contract termination as a result of, or under which there would be a default as a result of, nor is the consent of any Person under any Contract which has not been obtained required for, the execution, delivery and performance by Springwood, SLOMC, and each of the Shareholders of this Agreement and the transactions contemplated hereby.

         5.4      Capitalization of Springwood; Ownership; Investment.

                  5.4.1 The authorized capital stock of Springwood consists solely of One Hundred Thousand (100,000) shares of Springwood Common Stock. The shares of capital stock and other securities described in Exhibit A hereto are the only shares of capital stock and other securities of Springwood which are issued and outstanding. Immediately prior to the Closing, any such securities and any and all dividends payable in connection therewith (irrespective of whether dividends have accrued) shall, without any liability on the part of Springwood, shall be converted into shares of Springwood Common Stock. At the Closing the only class, type or kind of capital stock or security of Springwood outstanding shall be Springwood Common Stock. All shares of Springwood Common Stock are duly authorized, validly issued, fully paid and nonassessable, were issued in compliance with all applicable federal and state securities laws (or if not, the statutes of limitations with respect thereto have expired), and are held of record by the respective Shareholders as set forth in Exhibit A hereto. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights or other rights of any kind to acquire, directly or indirectly, any shares of capital stock of Springwood or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such shares or securities, nor is Springwood committed to issue any such option, warrant, right or security. Prior to the Closing, all securities of Springwood, any and all notes and debts of Springwood to any of the Shareholders and their Affiliates, any advances made by the Shareholders to Springwood, any similar or related rights or interests owed to the Shareholders, and any and all interest or dividends (except as provided above) payable with respect to any of the foregoing shall, without any liability on the part of Springwood, be converted into shares of Springwood Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Springwood. There are no voting trusts, proxies or other agreements, commitments, obligations or understandings with respect to the voting of the capital stock of Springwood.

                  5.4.2 Each Shareholder has good, valid, and marketable title to his Springwood Shares set forth opposite his or her name in Exhibit A hereto, free and clear of any and all Encumbrances, with full right and lawful authority to transfer, assign, deliver, convert and exchange his or her Springwood Shares pursuant to this Agreement. None of the Shareholders is a party to any option, warrant, purchase right or other contract or commitment that could require any Shareholder to sell, transfer, or otherwise dispose of any capital stock of Springwood.

         5.5 Subsidiaries and Affiliates. Springwood does not have, and has never had, any Subsidiary other than SLOMC and does not control, directly or indirectly, or have any direct or indirect equity participation or any interest in any corporation, partnership, limited liability company, trust, venture, business, enterprise, firm or other business association other than SLOMC.

         5.6      Financial Statements; Liabilities.

                  5.6.1 Attached hereto as Exhibit 5.6 are the following financial statements of Springwood and SLOMC (collectively the "Financial Statements"): (i) the consolidated balance sheet as of December 31, 1996 and consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal year ended December 31, 1996 (the "Most Recent Fiscal Year End"); and (ii) the unaudited consolidated balance sheet and consolidated statements of income, changes in stockholders, equity and cash flow ("Most Recent Financial Statements") as of and for the five (5) months ended May 31, 1997 ("Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, are true, correct and complete, fairly present the financial position of Springwood at the dates thereof and the results of operations of Springwood and SLOMC for the periods covered thereby, and are consistent with the books and records of Springwood (which books and records are materially correct and complete).

                  5.6.2 There are no Liabilities of Springwood and/or SLOMC (whether known or unknown, whether asserted or unasserted whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes, and to the Knowledge of Springwood, SLOMC, and each Shareholder, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claims or demand against Springwood and/or SLOMC giving rise to any Liabilities), except for: (i) Liabilities set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto); and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, breach of warranty, tort infringement or violation of law).

         5.7 Conduct of Business Since Most Recent Fiscal Year End; Absence of Material Adverse Change. Since the Most Recent Fiscal Year End, there has been no material adverse change in the business, operations, results of operations, assets, properties or financial condition of Springwood and/or

SLOMC. Since such date, except as contemplated in this Agreement: (i) Springwood and SLOMC has each conducted its respective businesses in the manner theretofore conducted and only in the ordinary course consistent with past practices; and
(ii) without limiting the generality of the foregoing, neither Springwood nor SLOMC has:

                  5.7.1 incurred any loss of, or injury to, the assets or properties of Springwood or SLOMC as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God, public enemy or armed forces, or other casualty (whether or not covered by insurance payable to Springwood or SLOMC);

                  5.7.2 issued, sold or otherwise disposed of, or committed to issue, sell or otherwise dispose of (other than as contemplated in this Agreement), any capital stock, bonds or other securities of any kind or nature, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock:

                  5.7.3 incurred, or become subject to, any obligation or Liabilities in excess of $500, either individually or in the aggregate.

                  5.7.4 discharged or satisfied any lien or Encumbrance or paid any obligation or Liabilities other than Liabilities reflected in the Most Recent Fiscal Year End balance sheet and Liabilities incurred since the Most Recent Fiscal Year End in the ordinary course of business consistent with past practices;

                  5.7.5 for any reason, declared or made payment of, or set aside for payment, any dividends or distributions of any assets of any kind whatsoever in respect of any shares of the capital stock of Springwood (whether in cash or in kind), or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities, except as reflected in the Financial Statements or contemplated by
Section 5.4 hereof;

                  5.7.6 mortgaged, pledged or subjected to lien, charge, security interest or any other Encumbrance any of its assets or properties with respect to any obligations;

                  5.7.7 sold, exchanged, transferred or otherwise disposed of any of its assets or properties, tangible and intangible, or cancelled any debts or claims;

                  5.7.8 written down the value of any assets or properties or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the ordinary course of business consistent with past practices;

                  5.7.9 entered into any employment agreement (except for the hiring of additional employees the need for whom was previously identified) or collective bargaining agreement, written or oral; modified the terms of any such existing agreement or contract; increased the rate of compensation payable, or to become payable, by it to any of its officers, directors, employees, consultants, agents or independent contractors; adopted, amended, modified, terminated or made any contributions to, or any commitments for any contributions to, any bonus, profit sharing, incentive, severance, pension or other employee benefit plan, payment or arrangement made to, for or with any of the foregoing; or made any other change in employment terms for any of its officers, directors, employees, consultants, agents or independent contractors;

                  5.7.10 made or permitted any amendment or termination of any contract, agreement, lease or license to which it is a party or which it owns otherwise than in the ordinary course of business consistent with past practice;

                  5.7.11 through negotiation or otherwise made any commitment or incurred any Liabilities to any labor organization;

                  5.7.12 paid any severance or termination pay to any officer or employee in excess of two weeks' salary;

                  5.7.13 made any material change in any method of accounting or accounting practice except where required by a change in GAAP or reflected in the Financial Statements;

                  5.7.14 made any charitable contributions or pledges outside of the ordinary course of business consistent with past practices;

                  5.7.15   waived or released any rights of material value;

                  5.7.16 effected any material reduction or increase of advertising, administrative, or development expenses of Springwood other than in the ordinary course of business consistent with past practices;

                  5.7.17 made or committed to make capital expenditures (or series of related capital expenditures) either in excess of $1,000 in the aggregate (except as reflected in the Contracts) or outside of the ordinary course of business consistent with past practices;

                  5.7.18 made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer, consultant or employee;

                  5.7.19 made any investment in (capital or otherwise), any loan to, or any acquisition of securities or assets of, any other Person (or series of related investments, loans or acquisitions) except extensions of credit to patients in the ordinary course of business consistent with past practices;

                  5.7.20 made or authorized any change in the charter or bylaws of Springwood;

                  5.7.21 issued any note, bond, or other debt security, increased bank debt, or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capital lease obligations involving more than $5,000 in the aggregate;

                  5.7.22 made any loan to, or entered into any other transaction with, any of its directors, officers or employees outside of the ordinary course of business consistent with past practices: or

                  5.7.23 agreed or committed, whether in writing or not, to do any of the foregoing.

         5.8      Title to Tangible Personal Properties; Absence of Liens.

                  5.8.1 Springwood has good, valid and marketable title to, or valid and subsisting leasehold interests in, all machinery, equipment and other tangible personal properties and assets used in the business of Springwood, located on its premises, or shown on the balance sheet of the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of any and all Encumbrances, except for Encumbrances reflected in the Most Recent Balance Sheet which do not unreasonably or materially interfere with the conduct of Springwood's business operations as currently conducted.

                  5.8.2 SLOMC has good, valid and marketable title to, or valid and subsisting leasehold interests in, all buildings, machinery, equipment and other tangible personal properties and assets used in the business of SLOMC, located on its premises, or shown on the balance sheet of the Most Recent Financial Statements (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of any and all Encumbrances, except for Encumbrances reflected in the Most Recent Balance Sheet and easements, rights-of-way, restrictions and covenants of record or as would be reflected by a current survey, which do not unreasonably or materially interfere with the conduct of SLOMC's business operations as currently conducted.

                  5.8.3 The assets and properties owned or leased by Springwood constitute all of the assets and properties necessary to conduct the business of Springwood in the manner in which it has previously been conducted. All such personal property is free from material defects, has been maintained in accordance with normal industry practice, is in reasonably good operating condition and repair, ordinary wear and tear excepted, and is suitable for the purposes for which it presently is used.

         5.9      Litigation.

                  5.9.1 There is no charge, complaint, action, suit, arbitration, proceeding, hearing or investigation (collectively, "Litigation") pending or, to the Knowledge of Springwood, threatened against Springwood and/or SLOMC in, before or by any court or arbitrator or governmental agency or authority. None of the Shareholders and the directors and officers of Springwood and/or SLOMC has, to their Knowledge, any Basis to believe that any Litigation may be brought or threatened against Springwood and/or SLOMC. Neither Springwood nor SLOMC is subject to any outstanding injunction, judgment, order, decree, ruling or charge.

                  5.9.2 Neither Springwood nor SLOMC has breached, and is in default of, any of its legal obligations with respect to any of its material licensors, licensees, collaborative and other partners, joint venturers, brokers, distributors, business consultants, franchisees, franchisors, representatives or other independent contractors.

         5.10 Compliance with Law. Each of the Shareholders, SLOMC, and Springwood and its predecessors and Affiliates have complied in all material respects with all applicable statutes, laws, ordinances, regulations, rules, orders, determinations, writs, injunctions, awards, judgments and decree of every kind whatsoever of any and all governmental authorities applicable to Springwood and/or SLOMC (including all agencies thereof) or to the material assets, properties and business of Springwood and/or SLOMC, and no suit, action, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or threatened against Springwood and/or SLOMC alleging any failure to so comply, or to their Knowledge, if not in such compliance, any such violation has been cured or resolved. All governmental approvals, permits and licenses required by Springwood and/or SLOMC in connection with the conduct of their respective businesses have been obtained, are in full force and effect, and are being complied with in all material respects. Neither SLOMC nor Springwood nor, to the Knowledge of Springwood, any of their respective employees, agents, distributors or representatives, have paid or received any bribe or other unlawful payment of money or other thing of more than nominal value, granted or accepted any unlawful extraordinary discount, or furnished or been given any other unlawful inducement to or from any person, business association or governmental entity in the United States or elsewhere in connection with or in furtherance of the business of Springwood and/or SLOMC, and such businesses are not in any manner dependent upon the making or receipt of such payment, discounts or other inducements.

         5.11     Contracts.

                  5.11.1 Section 5.11.1 of the Schedule of Exceptions sets forth a list of each written and oral contract or agreement outstanding as of the date hereof to which Springwood and/or SLOMC is a party (collectively the "Contracts" or individually a "Contract"):

                           5.11.1.1 which involves the lease of personal property from or to third parties;

                           5.11.1.2 under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money (including capitalized lease obligations) involving more than $500;

                           5.11.1.3 which is in the nature of an employment, consulting or severance agreement or collective bargaining agreement;

                           5.11.1.4 which is with any of the Shareholders or their Affiliates (other than Springwood or SLOMC);

                           5.11.1.5 which is a profit sharing, stock option, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

                           5.11.1.6 which by its terms is not terminable upon thirty (30) or fewer days notice without liability in excess of $500;

                           5.11.1.7 which the consequences of a default or termination could have a materially adverse effect on the business, assets, financial condition, operations or results of operations of Springwood taken as a whole:

                           5.11.1.8 which is in the nature of a partnership, joint venture or collaborative arrangement or relationship;

                           5.11.1.9 which involves the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which shall extend over a period of more than one (1) year, result in financial loss to Springwood and/or SLOMC, or involves consideration in excess of $500; or

                           5.11.1.10 which is outside of the ordinary course of business or contains any provision requiring Springwood and/or SLOMC to indemnify any other party thereto.

         5.12 Springwood and SLOMC has delivered to UCI of SC a correct and complete copy of each written Contract and a written summary setting forth the terms and conditions of each oral Contract. All of the Contracts are legal, valid, binding and enforceable in accordance with their respective terms against Springwood and/or SLOMC and, to the Knowledge of Springwood, any other parties thereto, and are in full force and effect on identical terms following the consummation of the transactions contemplated in this Agreement, except where consents are required as reflected herein. There is not under any Contract: (i) any existing default, breach or violation by Springwood and/or SLOMC or to the Knowledge of Springwood by any other party thereto; (ii) an event which, after notice or lapse of time or both, would constitute a default or breach by Springwood and/or SLOMC or to the Knowledge of Springwood by any other party, or permit termination, modification or acceleration, under the Contract; or (iii) any repudiation of any provision of any Contract.

         5.13 Brokers and Intermediaries. Neither Springwood, SLOMC, nor any of the Shareholders has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof for which any of the Acquirors, SLOMC, or Springwood will be liable.

         5.14     Tax Matters.

                  5.14.1 All Taxes owed by Springwood and/or SLOMC (whether or not shown on any Tax Return) have been paid. Springwood and SLOMC have each duly and timely filed with the appropriate governmental taxing authorities (i) all state, local, foreign and other tax returns and reports required to be filed and
(ii) all federal tax returns and reports required to be filed, in each case by or with respect to Springwood and SLOMC, respectively. Springwood and SLOMC has included in such returns and reports all items of income, gain, loss, deduction and credit or other items required to be included therein. Springwood and SLOMC has paid all taxes and assessments (including interest and penalties) which have become due with respect to the periods covered by such returns and reports. Neither Springwood nor SLOMC has executed or filed with the Internal Revenue Service or any other governmental taxing authority any agreement extending the period for assessment and collection of any tax (except for agreements which have expired), nor is Springwood and/or SLOMC a party to any action or proceedings by any governmental taxing authority for assessment or collection of taxes, nor is there any pending claim for assessment or collection of taxes asserted against Springwood and/or SLOMC. To the Knowledge of Springwood, SLOMC, and each Shareholder, all such tax returns reflected the taxes due with material accuracy and substantially conformed to applicable law. Neither Springwood, SLOMC, nor any Shareholder has received any notice of a proposed audit of any such tax return. To the Knowledge of Springwood, SLOMC, and each Shareholder, neither Springwood nor SLOMC is delinquent in the payment of any material tax, assessment or governmental charge, and neither Springwood nor SLOMC has any material tax deficiency outstanding or assessed against it, and has not executed any waiver of any statute of limitation on the assessment or collection of any tax.

                  5.14.2 The amounts, if any, set up as provisions for taxes on the Financial Statements are sufficient for the payment of all unpaid federal, state, local, foreign or other taxes (including any interest or penalties) of Springwood and SLOMC applicable to the periods covered by such Financial Statements and all years and periods prior thereto, and for which Springwood and/or SLOMC may on the dates of such Financial Statements have been liable in its own right, as a transferee of the assets of or as a successor to any other corporation or other entity, or otherwise. All federal tax returns and reports of Springwood and/or SLOMC have been filed with the Internal Revenue Service or the applicable statute of limitations with respect thereto has expired, and no material state tax return has been examined by governmental taxing authorities within the last five years. As of the date of this Agreement, no issues have been raised (and are pending) by the Internal Revenue Service or any other governmental taxing authority in connection with any of the returns and reports referred to in the foregoing Section 5.14.1.

                  5.14.3 Springwood and SLOMC have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder or other third Person.

                  5.14.4 Section 5.14.4 of the Schedule of Exceptions sets forth the following information with respect to Springwood and SLOMC as of the most recent practicable date: (i) the basis of Springwood and SLOMC's respective assets; and (ii) the amount of any net operating loss, net capital loss, unused investment and other credit, unused foreign tax and excess charitable contribution.

                  5.14.5 The unpaid Taxes of Springwood and/or SLOMC, if and as applicable: (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth with specificity in the Most Recent Balance Sheet; and (ii) do not exceed that reserve as adjusted for the passage of time through the date of Closing materially in accordance with the past custom and practice of Springwood and/or SLOMC in filing its Tax Returns, respectively.

         5.15     Employee Benefits.

                  5.15.1 Section 5.15 of the Schedule of Exceptions lists each Employee Benefit Plan that Springwood and/or SLOMC maintains or to which Springwood and/or SLOMC contributes. Each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                  5.15.2 All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  5.15.3 All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and all contributions for any period ending on or before the date of Closing which are not yet due, have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Springwood. All premiums or other payments for all periods ending on or before the date of Closing have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                  5.15.4 Each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code
Section 401(a) and has received, within the last two (2) years, a favorable determination letter from the Internal Revenue Service.

                  5.15.5 The market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                  5.15.6 Springwood, SLOMC, and the Shareholders have delivered to UCI of SC correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all related trust agreements, insurance contracts and other funding agreements which implement each such Employee Benefit Plan.

                  5.15.7 With respect to each Employee Benefit Plan that Springwood and/or SLOMC and the Controlled Group of Corporations, if any, which includes Springwood and/or SLOMC maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                           (i) No such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or, to the Knowledge of Springwood, threatened.

                           (ii) There have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Springwood, threatened. None of the Shareholders or the directors or officers (or employees with responsibility for employee benefits matters) of Springwood has Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.

                           (iii) Springwood and/or SLOMC has not incurred, and none of the Shareholders or the directors or officers (or employees with responsibility for employee benefits matters) of Springwood and/or SLOMC has any reason to expect that Springwood and/or SLOMC shall incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                  5.15.8 None of Springwood, SLOMC, and the other members of the Controlled Group of Corporations that includes Springwood and/or SLOMC, if any, contributes to ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                  5.15.9 Neither Springwood nor SLOMC maintains or contributes, never has maintained or contributed and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code
Section 4980B).

         5.16 Articles of Incorporation and Bylaws of Springwood. Springwood has delivered to the Acquirors complete and correct copies of the Articles of Incorporation and Bylaws of Springwood, as currently in effect. Springwood and the Shareholders have not defaulted under or violated any provision of the Articles of Incorporation or Bylaws of Springwood (or its Subsidiaries, respectively), or if such a default or violation has occurred, the same has been cured or resolved.

         5.17 Articles of Incorporation and Bylaws of SLOMC. SLOMC has delivered to the Acquirors complete and correct copies of the Articles of Incorporation and Bylaws of SLOMC, as currently in effect. SLOMC, Springwood and the Shareholders have not defaulted under or violated any provision of the Articles of Incorporation or Bylaws of SLOMC, or if such a default or violation has occurred, the same has been cured or resolved.

         5.18     Insurance.

                  5.18.1 Section 5.18 of the Schedule of Exceptions sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability or workers' compensation coverage or bond or surety arrangements) or self-insurance arrangement to which Springwood and/or SLOMC is a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof.

                           (i) the name, address and telephone number of the agent;

                           (ii) the name of the insurer, the name of the policyholder and the name of each covered insured;

                           (iii) the policy number and the period of coverage;

                           (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                           (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

                  5.18.2 With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) Springwood and/or SLOMC is not nor is any other party to the policy in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; (iv) no party to the policy has repudiated any provision thereof; and
(v) no claims have been made during the past five years. Both Springwood and SLOMC have been covered since their respective dates of formation by insurance in scope and amount consistent with current coverage, taking into account the growth of their respective businesses.

                  5.18.3 For a period of one (1) year after the date of Closing, the Shareholders, at their expense, shall maintain a comprehensive general liability "claims made" policy for discontinued operations of Springwood and SLOMC in the amount of $1,000,000 per occurrence, and UCI of SC, UCI, and Doctor's Care shall be listed as additional insureds under such policy. Evidence of such insurance shall be delivered to UCI of SC at Closing.

         5.19 Bank Accounts. Section 5.19 of the Schedule of Exceptions sets forth a true and complete list of all bank accounts of Springwood and/or SLOMC and all authorized signatories to each such account.

         5.20 Directors, Officers and Employees. Section 5.20 of the Schedule of Exceptions containing a correct and complete listing as of the date hereof all of the directors, officers and employees of Springwood and SLOMC, respectively, showing their names, positions and current wage or salary and rights to bonuses.

         5.21     Labor Relations; Employees.

                  5.21.1 Neither Springwood nor SLOMC has a collective bargaining agreement with any of its employees; there is no labor union organizing activity pending or, to the Knowledge of Springwood, threatened with respect to Springwood and/or SLOMC; and neither Springwood nor SLOMC has experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Neither Springwood nor SLOMC has committed any unfair labor practices. To the Knowledge of Springwood, no executive, key employee or group of employees has any plans to terminate employment with either Springwood and/or SLOMC. Copies of all personnel brochures or handbooks, if any, delivered to employees or in effect since the formation of Springwood have been delivered to UCI of SC.

                  5.21.2 There is no pending claim nor, to the Knowledge of Springwood, any Basis or grounds for any claim by any Person or party (including, but not limited to, governmental agencies of any kind) against Springwood and/or SLOMC arising out of any federal, state, county, local or foreign statute, ordinance or regulation relating to discrimination against employees or any other employee practices, including without limitation retirement or labor relations, or occupational, safety and/or health standards, sexual harassment or intentional infliction of emotional distress.

         5.22 Transactions with Related Parties. Except as set forth on Section
5.22 of the Schedule of Exceptions, none of the Shareholders or any present or former officer, director or stockholder of Springwood and/or SLOMC, and no Affiliate of the Shareholders or of such officer, director or stockholder: (i) has been involved in any business (excluding relationships and payments arising from the employment or retention by Springwood and/or SLOMC of any such persons in the ordinary course of business) arrangement or relationship with Springwood and/or SLOMC, including, without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services, by, rental of real or personal property from or otherwise requiring payment to any such officer, director, stockholder or Affiliate; or (ii) owns any asset, tangible or intangible, which is used in the business of Springwood and/or SLOMC as currently conducted.

         5.23 Copies of Documents. True, correct and complete copies of all documents listed in the Schedule of Exceptions with respect to the representations and warranties contained in this Section 5 have been heretofore delivered to UCI of SC.

         5.24     Real Property.

                  5.24.1   Neither Springwood nor SLOMC owns any real property.

                  5.24.2 Section 5.24.2 of the Schedule of Exceptions lists and describes briefly all real property leased or subleased to or by Springwood and/or SLOMC. Springwood has delivered to UCI of SC correct and complete copies of the leases and subleases (as amended to date) listed in Section 5.24.2 of the Schedule of Exceptions. With respect to each such lease and sublease:

                           (i) the lease or sublease is legal, valid, binding,
                  enforceable and in full force and effect:

                           (ii) Neither Springwood nor SLOMC is, and, to
                  Springwood' Knowledge, no other party to the lease or sublease is, in breach or default, and, to the Knowledge of Springwood, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

                           (iii) no party to the lease or sublease has
                  repudiated any provision thereof;

                           (iv) there are no disputes, oral agreements or
                  forbearance programs in effect as to the lease or sublease;

                           (v) with respect to each sublease, the
                  representations and warranties set forth in clauses (i) through (iv) above are true and correct with respect to the underlying lease;

                           (vi) Springwood and/or SLOMC has not assigned,
                  transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                           (vii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations, as set forth in, and subject to Section 5.10;

                           (viii) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities: and

                           (ix) to the Knowledge of Springwood, the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants and other restrictions which do not unreasonably interfere with Springwood' and/or SLOMC's current use of the property.

         5.25 Books and Records. The stock records of Springwood and SLOMC, respectively, are in all material respects complete and accurate, and the minute books of Springwood and SLOMC, respectively, accurately reflect the actions taken at stockholder and director meetings or by unanimous written consent and are in all material respects correct, complete and accurate.

         5.26     Environmental Matters.

                  5.26.1 In all material respects, Springwood and SLOMC have complied and are in compliance with all local, state and federal statutes, ordinances, and regulations dealing with the protection of the environment or public health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (codified as amended, 42 U.S.C. ss.ss. 9601 et seq.) ("CERCLA") and the Resource Conservation and Recovery Act (codified as amended, 42 U.S.C. ss.ss. 6901 et seq.) ("RCARA").

                  5.26.2 Springwood and SLOMC have obtained all required local, state and federal permits, licenses, certificates and approvals, if any, relating to: (i) air emissions; (ii) discharges to surface water or groundwater;
(iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any local, state or federal statute, ordinance or regulation); (vi) the use, storage, transportation or disposal of petroleum or petroleum products; or (vii) other environmental, health and safety matters.

                  5.26.3 Springwood and/or SLOMC have not caused, suffered, permitted or sustained any emission, spill, release or discharge of any toxic or hazardous substances or wastes, or any petroleum products, into or upon: (i) the air; (ii) soils or any improvements located thereon, whether on Springwood' or SLOMC's property or elsewhere; (iii) surface water or groundwater; or (iv) a sewer, septic system or waste treatment, storage or disposal system except in accordance with applicable law or a valid government permit, license, certificate or approval.

                  5.26.4 Neither Springwood, SLOMC, nor any of the Shareholders has received written notice of any actual or potential claims, orders, directives, citations or causes of action based on actual or alleged violations of any local, state, or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA or RCARA, or oral or written notice of any actual or potential common law claims or causes of action based upon Springwood' or SLOMC's actual or alleged involvement with or use of any substance regulated by local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety.

                  5.26.5 Neither Springwood, SLOMC, nor any of the Shareholders has received oral or written notice of any actual or potential claims, orders, directives, citations or causes of action under any local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, CERCLA and RCARA, based upon or arising out of its actual or alleged disposal of hazardous wastes or substances, whether on or off real property being operated by Springwood and/or SLOMC.

                  5.26.6 Neither Springwood, SLOMC, nor any of the Shareholders has any Knowledge of any condition on any of the real property owned or leased by Springwood and/or SLOMC which may reasonably be expected to give rise to any claim, order, directive, citation or cause of action based on any local, state or federal statute, ordinance or regulation dealing with protection of the environment or public health and safety, including, but not limited to, CERCLA or RCARA.

         5.27 Guaranties. Neither Springwood and/or SLOMC is not a guarantor or otherwise liable for any Liabilities or obligation of any Person other than itself (including indebtedness of any other Person).

         5.28 Government Consents. No consent, approval or authorization of or designation, declaration or filing with any state, federal or foreign governmental authority on the part of any of the Shareholders because of any special characteristic of such Shareholder is required in connection with the valid execution and delivery of this Agreement and the consummation by the Shareholders of the transactions contemplated hereby.

         5.29 Zoning. To the best of Springwood's, SLOMC's, and each Shareholder's knowledge, each of the Premises is currently zoned for commercial operations and are in compliance with applicable zoning laws and ordinances; and Springwood, SLOMC and each Shareholder does not know that the status of such zoning is in question or subject to change by the appropriate governmental authorities.

         5.30 Continuity of Interest. Each of the Shareholders has no present plan, intention, or arrangement to dispose of any of the Merger Shares in a manner that would cause the Merger to violate the continuity of shareholder interest requirements set forth in Reg. ss.1.368.1. In addition, each of the Shareholders will not dispose of any of the Merger Shares in a manner that would cause the Merger to violate the continuity of shareholder interest requirements set forth in Reg. ss.1.368.1.

         5.31 Disclosure. Nothing disclosed in the Schedule of Exceptions as an exception to a representation or warranty of the Shareholders shall be deemed adequate to disclose an exception to a representation or warranty made herein unless it refers to an agreement delivered to UCI of SC or unless it identifies the exception with reasonable particularity and includes a brief description of the facts or obligation. To the Knowledge of Springwood, no information about Springwood and/or SLOMC contained in this Agreement, the Ancillary Agreements, the Financial Statements or any written statement furnished by or on behalf of the Shareholders, Springwood, and SLOMC pursuant to the terms of this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements and information contained herein or therein not misleading in light of the circumstances under which made.

6. REPRESENTATIONS AND WARRANTIES OF UCI, DOCTOR'S CARE AND UCI OF SC. UCI, Doctor's Care and UCI of SC hereby jointly and severally represent, warrant, and covenant as follows:

         6.1 Organization and Good Standing. UCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. UCI of SC is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated. Doctor's Care is a professional association duly organized, validly existing, and in good standing under the laws of the State of South Carolina and has full corporate power to carry on its businesses and to own and operate its properties and assets as presently owned and operated.

         6.2 Authority. UCI, Doctor's Care and UCI of SC each have taken all corporate action necessary to approve and authorized the execution of this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby. Each of their respective representatives signing this Agreement has full power and authority to execute this Agreement in the indicated capacity and to consummate the transactions contemplated hereby. When executed and delivered, this Agreement shall constitute valid and binding obligations of UCI, Doctor's Care and UCI of SC, enforceable in accordance with its terms and conditions except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws effecting creditors rights generally and by principles of equity. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with all of the terms and conditions hereof, will result in the breach by UCI, Doctor's Care or UCI of SC of any of the terms, conditions or provisions of any of their respective of trust, order, judgment, law, or other contract, agreement or instrument to which either of them is a party, or by which either is bound, or constitute a default of such indenture, mortgage, deed of trust, order, judgment, law, or other contract, agreement or instrument.

         6.3 Ability to Carry Out the Agreement. Neither UCI, UCI of SC, nor Doctor's Care is subject to or bound by any provision of:

                  (i) any law, statute, rule, regulation, ordinance or judicial or administrative decision;

                  (ii) any articles or certificate of incorporation or bylaws;

                  (iii) any contract, agreement, mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, trust, custodianship other restriction of any kind or character whatsoever; or

                  (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator;

that would prevent or be violated by or would result in any penalty, forfeiture or contract termination as a result of, or under which there would be a default as a result of, nor is the consent of any Person under any material agreement which has not been obtained required for, the execution, delivery and performance by each of UCI, UCI of SC, and Doctor's Care of this Agreement and the transactions contemplated hereby, other than violations, penalties, forfeitures, contract terminations, defaults or failure to obtain consents which, singly or in the aggregate, shall not have a material adverse effect on the enforceability or validity of this Agreement or the ability of UCI, UCI of SC, and Doctor's Care to perform their respective obligations hereunder.

         6.4 Capitalization. UCI is authorized to issue: (i) Ten Million (10,000,000) shares of UCI Common Stock of which 5,207,803 shares are issued and outstanding; and (ii) Ten Million (10,000,000) shares of Preferred Stock, $0.01 par value per share, none of which is issued and outstanding. All of the Merger Shares to be issued in the Merger have been duly authorized and are reserved for issuance pursuant to this Agreement, and, upon the consummation of the transactions contemplated hereby, shall be validly issued, fully paid, nonassessable and not subject to preemptive rights.

         6.5 Brokers and Intermediaries. Neither UCI, UCI of SC, nor Doctor's Care has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

         6.6 Securities Law Filings. UCI has previously furnished to Springwood and the Shareholders copies of: (i) its Annual Report on Form 10-KSB for the year ended September 30, 1996, as filed with the SEC; and (ii) its Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1996 and March 31, 1997, respectively. Such reports, as of the date of the filing thereof with the SEC, complied as to form in all material respects with the provisions of the 1934 Act and the rules and regulations promulgated thereunder and, to the Knowledge of the UCI, no information about UCI, UCI of SC, or Doctor's Care contained in this Agreement, the Ancillary Agreements or any written statement furnished by UCI, UCI of SC, or Doctor's Care pursuant to this Agreement, and no information contained in the foregoing securities law filings, contained, as of the date thereof, any untrue statement of material fact or omits to state any material fact necessary in order to make the statements and information contained herein and therein not misleading in light of the circumstances under which made.

         6.7 Litigation. There are no judicial or administrative actions or proceedings pending, or to the best knowledge of UCI, Doctor's Care or UCI of SC, threatened that question the validity of this

Agreement or any transaction contemplated hereby, which if adversely determined would have a material adverse effect upon their ability to enter into this Agreement or perform their respective obligations hereunder.

7.       CERTAIN COVENANTS AND AGREEMENTS

         7.1 Full Access. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 13 below, Springwood and SLOMC shall permit representatives of UCI of SC to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Springwood and SLOMC, to all premises, patients, customers, employees, properties, books, records, contracts, tax records, and documents of or pertaining to Springwood and/or SLOMC.

         7.2 Regulatory Filings; Consents. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 13 below, each of the parties hereto shall: (i) take any additional action that is necessary, proper or advisable in connection with any notices to, filings with, and authorizations, consents and approvals of governments and governmental agencies that it is required to give, make or obtain in order to effect the transactions contemplated hereunder; and (ii) furnish to the other party or parties hereto, as the case may be, such necessary information and reasonable assistance as such other party or parties may reasonably request in connection with its or their preparation of necessary filings or submissions to any governmental agency. Springwood and SLOMC shall give any notices to third Persons, and shall use its best efforts to obtain any third Person consents, that UCI of SC may request in connection with the matters referred to in Section
5.3 above.

         7.3 Conduct of Business. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 13 below, and except as otherwise contemplated by this Agreement or consented to or approved by UCI of SC in writing, Springwood and SLOMC shall not engage in any practice, take an action, embark on any course of action, or enter into any transaction outside the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, Springwood and/or SLOMC shall, during the period specified in the first sentence of this Section 7.3:

                  (i) not take any action, engage in any practice or enter into any transaction of the nature or sort referred to Section 5.7, except as permitted therein:

                  (ii) cause the business conducted by Springwood and/or SLOMC to be operated in all respects in the ordinary and usual course and use its best efforts to keep and preserve its business and properties intact, including its present operations, physical facilities, working conditions and relationships with employees, patients, clients, suppliers, and customers of such business;

                  (iii) not effect or authorize any change or amendment to the Articles of Incorporation or Bylaws of Springwood except as expressly permitted herein;

                  (iv) maintain in full force and effect all of Springwood's and SLOMC's existing casualty, liability and other insurance until the date of Closing in amounts not less than those in effect on the date hereof;

                  (v) provide UCI of SC with unaudited monthly Springwood and SLOMC balance sheets, statements of income and expenses, changes in stockholders' equity and cash flows within ten (10) days of the end of each such month;

                  (vi) not declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock; and

                  (vii) promptly notify UCI of SC in writing of: (i) any actions, suits or proceedings instituted or overtly threatened against Springwood and/or SLOMC at law or in equity or admiralty, before or by any court or governmental authority; (ii) any material changes in Springwood and/or SLOMC personnel; and (iii) any adverse development causing a breach of any of the representations and warranties contained in Section 5 above. No disclosure by Springwood and/or SLOMC pursuant to this Section 7.3(vii) shall be deemed to amend or supplement the disclosures contained in any Schedule or Exhibit or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         7.4 Confidentiality. The parties agree that until Closing, without UCI's and Springwood's consent, the existence of this Agreement and the negotiation and pursuit of the transactions contemplated herein shall be confidential and shall not be made public or used competitively or otherwise, and shall not be disclosed (except to the extent required by applicable law or stock exchange or market regulation, or compelled by court order or discovery process). In addition, each party to this Agreement agrees that all information concerning the business, operations, plans, prospects, employees, patients, customers, financial status and offices of the other parties to the Agreement that is not generally available to the public ("Confidential Information") and obtained from such other party shall be deemed confidential and shall not be disclosed to any Person for any reason or purpose whatsoever, except in connection with this Agreement, to the parties and their representatives involved in this transaction, or as may by required by law or stock exchange or market regulation, or compelled by court order or discovery process; and in no event shall such Confidential Information be used competitively by the recipient or its Affiliates prior to Closing. In the event this Agreement is terminated, all such Confidential Information shall, upon request, be returned to the appropriate parties, together with any and all copies made thereof.

         7.5 Best Efforts. Without limiting the specific obligations of any party hereto under any agreement or covenant hereunder, each of the parties hereto shall use its respective best efforts to take all action and do such acts and things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions to Closing set forth herein).

         7.6 Discussion With Others. From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Section 13 below, none of the Shareholders shall: (i) negotiate, pursue, solicit, initiate or knowingly encourage the submission of any proposal or offer from any third Person concerning the sale or acquisition of any capital stock or other voting securities, or all or substantially all assets of, Springwood and/or SLOMC (including any acquisition structured as a merger, consolidation or share exchange); or (ii) engage or participate in any discussions or negotiations regarding, enter into any agreement with respect to, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any third Person to do or seek any of the foregoing. The Shareholders shall immediately notify UCI of SC if any third Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

         7.7 Cooperation in Tax Returns and Litigation. Each party hereto shall fully cooperate with the other in the preparation of tax returns, and each of the Shareholders shall fully cooperate with the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by a party hereto relating to or arising out of the conduct of the business of Springwood and/or SLOMC prior to or after the date of Closing (other than litigation arising out of the transactions contemplated by this Agreement).

         7.8 Stock Transfer Restrictions. Each of the Shareholders acknowledges, represents, warrants and covenants the resale of the Merger Shares shall be subject to the resale restrictions and limitations contained in Rule 144 promulgated under the 1933 Act.

         7.9 Taxes. The Shareholders will prepare and timely file (or have prepared and filed), after review by UCI of SC, Springwood's and SLOMC's respective tax returns for the taxable period ending on the Effective Date, on a basis consistent with prior returns.

8. CONDITIONS PRECEDENT OF SHAREHOLDERS. The obligation of Springwood, SLOMC, and each Shareholder to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction of each of the following conditions prior to or at the Closing:

         8.1 Representations and Warranties. The representations and warranties of UCI, UCI of SC, and/or Doctor's Care made hereunder shall be true in all material respects at and as of the date of Closing, with the same force and effect as though made at and as of the date of Closing, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

         8.2 Agreements. UCI, UCI of SC, and/or Doctor's Care shall have performed and complied in all material respects with all their respective undertakings, covenants and agreements required by this Agreement to be performed or complied with by UCI, UCI of SC, and/or Doctor's Care prior to or at the Closing.

         8.3 Performance Certificate. Springwood shall have been furnished with a certificate of a proper officer of UCI of SC dated as of the date of Closing certifying to the effect that each of the conditions contained in Sections 8.1 and 8.2 above has been satisfied in all respects.

         8.4 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against a party hereto or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

         8.5 No Violation. The consummation of the transactions contemplated hereunder shall not be in violation of any material applicable law, statute, rule or regulation for which a waiver has not been obtained and where such violation would make illegal or otherwise prevent the consummation of the Merger.

         8.6 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Springwood or the Shareholders, necessary on the part of Springwood or the Shareholders, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule shall have expired or terminated, as applicable). Springwood shall have received the written consents or approvals of any and all third Persons required under the terms of the Contracts to the consummation of the transactions contemplated hereunder.

         8.7 No Proceedings. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court, governmental agency or other entity against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement.

         8.8 Tax-Free Reorganization. The Merger shall constitute a tax-free reorganization under the provisions of Code Section 368.

         8.9 Shareholder Approval. This Agreement and the Merger shall have been duly approved by the stockholders of Springwood in accordance with the applicable provisions of the Act and Springwood's Articles of Incorporation and Bylaws, each as amended to date.

         8.10 Miscellaneous Closing Deliveries. Springwood shall have received each of the following:

                  (a) all documents, instruments and other closing deliveries specified in Section 4.4 above; and

                  (b) such evidence as Springwood may reasonably request in order to establish: (i) the power and authority of UCI, UCI of SC, and Doctor's Care to consummate the transactions contemplated by this Agreement; (ii) compliance with the conditions of Closing set forth herein; and (iii) satisfactory completion of all corporate proceedings to be taken in connection with the transactions contemplated by this Agreement together with certified copies of necessary resolutions duly adopted by the stockholders and directors of the UCI, UCI of SC, and Doctor's Care (to the extent required by law) approving the Merger and the execution and delivery of this Agreement and all other corporate action necessary to enable UCI, UCI of SC, and Doctor's Care to comply with the terms of this Agreement.

         8.11 Good Faith. In order for any condition precedent in this Section 8, the accomplishment of which is within the control of Woodhill, Springwood, SLOMC, or any Shareholder, to be effective for the benefit of Woodhill, Springwood, SLOMC, or any Shareholder, each of the Woodhill, Springwood, SLOMC, and each Shareholder shall have exercised their good faith and best efforts toward the accomplishing of same.

         8.12 Waiver. Springwood may waive any condition specified in this
Section 8 if it executes a writing so stating at or prior to the Closing.

9. CONDITIONS PRECEDENT OF UCI, UCI OF SC, AND DOCTOR'S CARE. The obligations of UCI, UCI of SC, and/or Doctor's Care to consummate the transactions to be performed by them in connection with the Closing is subject to the satisfaction of each of the following conditions prior to or at the Closing:

         9.1 Representations and Warranties. The representations and warranties of the Shareholders, Woodhill, Springwood, and/or SLOMC made hereunder shall be true in all respects at and as of the date of Closing, with the same force and effect as though made at and as of the date of Closing, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all respects as of such date.

         9.2 Agreements. Springwood, SLOMC, Woodhill, and each Shareholder shall have performed and complied in all respects with all of their respective undertakings and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing.

         9.3 Springwood Common Stock. All shares of the capital stock of Springwood owned by the Shareholders shall be free and clear of any and all Encumbrances (other than transfer restrictions under applicable securities laws).

         9.4 Performance Certificates. UCI of SC shall have been furnished with a certificate of Springwood and each of the Shareholders, dated as of the date of Closing, certifying that the conditions contained in Sections 9.1, 9.2 and (with respect to the Shareholders only) 9.3 hereof have been satisfied in all respects.

         9.5 No Injunction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against a party hereto or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

         9.6 No Violation. The consummation of the transactions contemplated hereunder shall not be in violation of any applicable law, statute, rule or regulation for which a waiver has not been obtained and where such violation would make illegal or otherwise prevent the consummation of the Merger.

         9.7 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Springwood, UCI, UCI of SC, or Doctor's Care, necessary on the part of Springwood or UCI of SC, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected (and all applicable waiting periods, if any, including any extensions thereof, under any applicable law, statute, regulation or rule shall have expired or terminated, as applicable). UCI of SC shall have received the written consents or approvals of any and all third Persons required under the terms of the Contracts to the consummation of the transactions contemplated hereunder.

         9.8 No Adverse Change. Since the Most Recent Fiscal Year End, there shall have been no material adverse change in the assets, business, operations, results of operations or financial condition of Springwood and/or SLOMC, except events or changes contemplated by this Agreement, changes consented to in writing by UCI of SC and changes in the ordinary course of business which are not, either individually or in the aggregate, materially adverse.

         9.9 No Proceedings. No claim, suit, action or other proceeding shall be pending or threatened in writing before or by any court, governmental agency or other entity against any of the parties to this Agreement with respect to the transactions contemplated by this Agreement or which materially adversely affect the assets, property, operations, results of operations or financial condition of Springwood and/or SLOMC.

         9.10 Due Diligence. The completion of a due diligence investigation of Springwood and SLOMC by UCI of SC satisfactory to UCI of SC.

         9.11 Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of holders of not less than one hundred percent (100%) of the Springwood Common Stock on a fully-diluted and as-converted basis (including the holders of any convertible security of Springwood) in favor of this Agreement and the Merger. In connection with such approval, there shall exist no dissenting shares.

         9.12 Computer Equipment Installation. As of Closing, each of the Premises shall have been successfully integrated into UCI of SC's computer systems. Prior to Closing, Springwood shall provide UCI of SC and its agents during the term of this Agreement reasonable access to each of the Premises to install any and all computer equipment, at UCI of SC's expense, necessary to comply with the terms of this Section.

         9.13 Conversion of Computer Records. As of Closing, the computer records of Springwood and SLOMC shall have been successfully converted for use with UCI of SC's computer systems. Prior to Closing, Springwood and SLOMC shall provide UCI of SC and its agents during the term of this Agreement reasonable access to the computer records of Springwood and SLOMC for such conversion at UCI of SC's sole expense, so as to comply with the terms of this Section.

         9.14 Leasehold. At Closing, UCI of SC shall hold a leasehold interest in each of the Premises free and clear of all claims, security interests, liens and encumbrances except real property taxes for the year of Closing which are not yet due and payable, and except as set forth in Section 5.24.2 of the Schedule of Exceptions. UCI of SC acknowledges and agrees that Carolina Research Associates, Inc. occupies approximately 500 square feet of the Midtown Family Medicine Facility through December 31, 1997 pursuant to a Memorandum Of Understanding dated May 29, 1997.

         9.15 Miscellaneous Closing Deliveries. UCI, UCI of SC, and Doctor's Care shall have received each of the following:

                  (a) all documents, instruments and other closing deliveries specified in Section 4.3 above;

                  (b) such evidence as UCI, UCI of SC, and/or Doctor's Care may reasonably request in order to establish: (i) the power and authority of Springwood, SLOMC, Woodhill, and each Shareholder to consummate the transactions contemplated by this Agreement; (ii) compliance with the conditions of Closing set forth herein; and (iii) satisfactory completion of all corporate and stockholder proceedings to be taken in connection with the transactions contemplated by this Agreement, together with certified copies of resolutions duly adopted by the stockholders and directors of Springwood and SLOMC, respectively, approving the Merger and the execution and delivery of this Agreement and all other corporate action necessary to enable Springwood and the Shareholders to comply with the terms of this Agreement.

         9.16 Good Faith. In order for any condition precedent in this Section 9, the accomplishment of which is within the control of UCI, UCI of SC, or Doctor's Care, to be effective for the benefit of UCI, UCI of SC, or Doctor's Care, each of UCI, UCI of SC, and Doctor's Care shall have exercised their good faith and best efforts toward the accomplishing of same.

         9.17 Waiver. UCI of SC may waive any condition specified in this
Section 9 if it executes a writing so stating at or prior to the Closing.

10.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

         10.1 Survival of Representations and Warranties. All of the representations and warranties of the parties hereto contained in the Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing, but not if the same is disclosed on the Schedule of Exceptions attached hereto as
Exhibit 5).

         10.2 Survival of Covenants and Agreements. The respective covenants and agreements of the parties contained in this Agreement shall survive the Closing to the extent contemplated by such covenant or agreement.

11. COST AND EXPENSES. The Shareholders shall jointly and severally be responsible for the attorney's fees, accountants' fees, experts' fees, and other expenses incurred by Springwood, SLOMC, and/or any Shareholder in connection with the negotiations and Closing of this transaction. UCI of SC shall be responsible for the attorney's fees, accountants' fees, experts' fees, and other expenses incurred by UCI, UCI of SC, and/or Doctor's Care in connection with the negotiations and Closing of this transaction. Notwithstanding the foregoing, in the event litigation is commenced to enforce any rights under this Agreement or to pursue any other remedy available to any party, all legal expense or other direct costs of litigation of the prevailing party shall be paid by the non-prevailing party.

12.      INDEMNITY RIGHTS.

         12.1     General Indemnity.

                  12.1.1 By Shareholders. Each Shareholder shall jointly and severally indemnify and hold UCI, Doctor's Care and UCI of SC and their respective officers, directors and agents harmless, from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of actions or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by UCI, Doctor's Care or UCI of SC as a result of any breach by Springwood, SLOMC, Woodhill, and/or a Shareholder of any covenant, warranty, representation, or agreement, made by Springwood, SLOMC, Woodhill, and/or any Shareholder herein or in any Ancillary Agreement, including but not limited to litigation expenses and legal fees that might be incurred because of such breach.

                  12.1.2 By UCI, UCI of SC, and Doctor's Care. UCI, UCI of SC, and Doctor's Care shall jointly and severally indemnify and hold each Shareholder harmless, from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of actions or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by such Shareholder as a result of any breach by UCI, UCI of SC, and/or Doctor's Care of any covenant, warranty, representation, or agreement, made by UCI, UCI of SC, and/or Doctor's Care herein or in any Ancillary Agreement, including but not limited to litigation expenses and legal fees that might be incurred because of such breach.

         12.2 Special Indemnities. Each Shareholder shall jointly and severally indemnify and hold UCI, UCI of SC and Doctor's Care and their respective officers, directors, and agents harmless from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of action, or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by UCI, Doctor's Care, or UCI of SC as a result of:

                  12.2.1 Award or Settlement. Any lawsuit or similar claim against Springwood, SLOMC, and/or a Shareholder arising from events or conditions prior to the Effective Date.

                  12.2.2 Environmental. Any existing environmental contamination or the remediation thereof at any of the Premises.

                  12.2.3 Former Shareholder. Any lawsuit, dissenters' rights claim, or any other claim brought by any former shareholder of Springwood and/or SLOMC, including but not limited to Raymond E. Major, M.D.

                  12.2.4 Carolina Research Agreement. Any lawsuit or claim caused by, resulting or arising from, or otherwise relating to that certain Research Affiliation Agreement by and between Carolina Research Associates, Inc. and Springwood effective as of August 15, 1996 which arise out of or relate to the conduct or operation of Springwood's or SLOMC's respective businesses prior to the Effective Date, and/or arise as a result of the consummation of the transactions described herein.

                  12.2.5 Certain Employment Agreements. Any lawsuit or claim caused by, resulting or arising from, or otherwise relating to any or all of the following agreements which the parties hereto anticipate shall be terminated as of the Effective Date:

                           12.2.5.1 That certain employment agreement by and
between David C. Fisher, M.D. ("Fisher") and Springwood dated February 29, 1996, as amended on January 1, 1997. Each of the parties hereto acknowledges and agrees that the terms of this Section 12.2.4.1 shall be null and void in the event Doctor's Care fails to offer Fisher employment pursuant to terms substantially no less favorable to Fisher than the terms set forth in such agreement.

                           12.2.5.2 That certain employment agreement by and
between Bhavesh R. Amin, M.D. ("Amin") and Springwood dated April 15, 1996. Each of the parties hereto acknowledges and agrees that the terms of this Section 12.2.4.2 shall be null and void in the event Doctor's Care fails to offer Amin employment pursuant to terms substantially no less favorable to Amin than the terms set forth in such agreement.

                           12.2.5.3 That certain employment agreement by and
between G. Thomas Norris, III, M.D. ("Norris") and Springwood dated February 15, 1997. Each of the parties hereto acknowledges and agrees that the terms of this
Section 12.2.4.3 shall be null and void in the event Doctor's Care fails to offer Norris employment pursuant to terms substantially no less favorable to Norris than the terms set forth in such agreement.

                           12.2.5.4 That certain employment agreement by and
between Carol S. Berry, R.N., N.P. ("Berry") and Springwood dated January 2, 1997. Each of the parties hereto acknowledges and agrees that the terms of this
Section 12.2.4.4 shall be null and void in the event Doctor's Care fails to offer Berry employment pursuant to terms substantially no less favorable to Berry than the terms set forth in such agreement.

                  12.2.6 Unknown Liabilities. Any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from, or otherwise relating to any unknown or undisclosed Liabilities of Springwood and/or SLOMC arising out of or related to the conduct or operation of Springwood's or SLOMC's respective businesses.

                  12.2.7 Excess Liabilities. Any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from, or otherwise relating to the Liabilities of Springwood and/or SLOMC in excess of Three Hundred Eighty-One Thousand Two Hundred Fifty and No/100 ($381,250.00) Dollars, in the aggregate, which are not reimbursed to UCI of SC as an adjustment to the Consideration as contemplated in Section 2.4.4 above.

                  12.2.8 Taxes. Any and all Taxes, interest, penalties or liabilities caused by, resulting or arising from, or otherwise relating to the Taxes of Springwood and/or SLOMC for periods prior to the Effective Date, including but not limited to any and all Taxes, if any, of Springwood and/or SLOMC related to this Agreement or the transactions contemplated herein.

                  12.2.9 Payroll. Any and all employee payroll, withholding, and other related employment expenses of Springwood and/or SLOMC arising for periods prior to the Effective Date.

                  12.2.10 Consents. Any lawsuit or claim caused by, resulting or arising from, or otherwise relating to failure of Springwood and SLOMC to obtain any third Person consent required in Section 7.2 above, and/or arise as a result of the consummation of the transactions described herein.

                  12.2.11 Closing Costs. Any and all legal, accounting, and other professional fees and expenses of Springwood, SLOMC and/or any Shareholder related to this Agreement and the transactions contemplated hereby.

         12.3     Guaranty of Obligations to First Union National Bank.

                  12.3.1 Subject to Section 12.3.3 below, UCI, UCI of SC, and Doctor's Care shall jointly and severally indemnify and hold each Shareholder harmless from any and all losses, damages, liabilities, claims, suits, demands, penalties, assessments, obligations, causes of action, or costs (including reasonable litigation expenses and legal fees) asserted against or incurred by such Shareholder as a result of lack of timely and full payment when due and payable by UCI of SC of any of the following obligations of Springwood to First Union National Bank of South Carolina ("First Union") arising out of the guarantee of such obligation by such Shareholder:


                                                                 07/15/97            08/01/97        Line of Credit
   Obligation        Maturity Date       Monthly Payment    Principal Balance    Principal Balance
----------------- -------------------- -------------------- ------------------- -------------------- ---------------
    1139385            02/15/98                  $1,180.25        $   7,521.05         $   6,396.24        No
    1228121            05/01/02                     744.06           99,208.86            99,208.86        Yes
    1256627            12/15/97                   1,138.98            6,429.84             5,357.25        No
    1258565            01/31/01                   2,793.55           68,070.55            65,828.65        Yes
    1279397            01/01/05                     743.36          194,782.14           194,782.14        Yes

                  12.3.2 Subject Section 12.3.3 below, UCI of SC shall cause within ninety (90) days after the date of Closing First Union to exculpate the Shareholders from their respective guarantees of the foregoing obligations.

                  12.3.3 The Shareholders hereby jointly and severally represent and warrant the truth and complete accuracy of the foregoing summary of such obligations contained in Section 12.3.1 above. The Shareholders hereby further represent and warrant that the outstanding principal balances as of the date of Closing of each such obligation is no greater than the principal balance set forth as of 8/1/97 above, and further represent and warrant that none of such obligations shall be, or could be, in default or require possible acceleration, pre-payment fee or penalty as a result of this Agreement or the consummation of any transaction contemplated herein. UCI, UCI of SC and Doctor's Care's respective indemnification and other obligations contained in Sections 12.3.1 and 12.3.2 above shall be, and forever will be, null, void, and without effect in the event of any breach at any time of any representation or warranty of any Shareholder contained in this Section 12.3.3.

         12.4 Set Off and Recoupment. In addition to any other available remedies, UCI of SC, UCI, and Doctor's Care shall have the right of set off and recoupment against amounts coming due to Springwood, SLOMC, or any Shareholder under this Agreement, Note, Springwood Lease, Midtown Lease, Woodhill Lease, Serbin Employment Agreement, Stahl Employment Agreement, Silverman Employment Agreement, or any other Ancillary Agreements hereto in the event Springwood, SLOMC, and/or any Shareholder breaches this Agreement or any Ancillary Agreement(s) or any right of indemnification arises in favor of UCI, UCI of SC, or Doctor's Care under this Agreement. Springwood, SLOMC, and the Shareholders retain the right to lawfully contest any such set off or recoupment in an action to collect any amounts due Springwood, SLOMC, and/or the Shareholders under this Agreement, Note, Springwood Lease, Midtown Lease, Woodhill Lease, Serbin Employment Agreement, Stahl Employment Agreement, Silverman Employment Agreement, or such other Ancillary Agreements. The inclusion of this special set off or recoupment provision shall not effect the availability, if any, of rights of set off or recoupment arising at law or in equity.

13.      TERMINATION/DEFAULT.

         13.1 Termination. Notwithstanding any other provision to the contrary herein, this Agreement may be terminated at any time:

                  13.1.1 without liability on the part of any party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations hereunder), by mutual consent of all parties to this Agreement;

                  13.1.2 without liability on the part of any party hereto (unless occasioned by reason of failure of one of the parties hereto to perform its obligations hereunder), by either UCI of SC or Springwood, if the transactions contemplated hereby are not consummated on or before August 16, 1997, or such later date as may be agreed upon in writing by the parties hereto;

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                  13.1.3 by UCI of SC, if (i) Springwood, SLOMC, Woodhill, or
any Shareholder shall breach any of their respective representations, warranties or obligations hereunder, (ii) UCI of SC shall have notified Springwood, SLOMC, Woodhill, or any Shareholder in writing of such breach, (iii) such breach shall not have been cured in all material respects or waived after the expiration of a ten (10) day grace period, and (iv) Springwood, SLOMC, Woodhill, or any Shareholder, as the case may be, shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the date of Closing; or

                  13.1.4 by Springwood, if (i) UCI, UCI of SC, or Doctor's Care shall breach any of their respective representations, warranties or obligations hereunder, (ii) Springwood shall have notified UCI, UCI of SC, or Doctor's Care in writing of such breach, (iii) such breach shall not have been cured in all material respects or waived after the expiration of a ten (10) day grace period, and (iv) UCI, UCI of SC, or Doctor's Care shall not have provided reasonable assurance that such breach shall be cured in all material respects on or before the date of Closing.

         13.2     Cross Default.

                  13.2.1 Default By Shareholders and Woodhill. Notwithstanding anything contained herein to the contrary, in the event Springwood, SLOMC, Woodhill, and/or any Shareholder breaches any Ancillary Agreement to which it is a party, including but not limited to the Springwood Lease, Midtown Lease, Woodhill Lease, Serbin Employment Agreement, Stahl Employment Agreement, Silverman Employment Agreement, or any Non-Compete executed by a Shareholder, such breach thereof (at the expiration of the applicable grace period set forth therein) shall constitute a breach by each Shareholder and of Woodhill of this Agreement.

                  13.2.2 Default By UCI of SC. Notwithstanding anything contained herein to the contrary, in the event UCI of SC, UCI, and/or Doctor's Care breaches any Ancillary Agreement to which it is a party, including but not limited to the Springwood Lease, Midtown Lease, Woodhill Lease, Serbin Employment Agreement, Stahl Employment Agreement, Silverman Employment Agreement, Note, or any Non-Compete executed by a Shareholder, such breach thereof (at the expiration of the applicable grace period set forth therein) shall constitute a breach by UCI of SC, UCI, and Doctor's Care of this Agreement.

14.      MISCELLANEOUS.

         14.1 Entire Agreement. This Agreement, including the Exhibits hereto, embodies the entire Agreement and understanding between the parties hereto as to the matters herein addressed and supersedes all prior written or oral agreements and understandings relating to the subject matter hereof.

         14.2 No Waiver. No failure to exercise, and no delay in exercising any right, power or remedy hereunder or under any document delivered pursuant hereto shall impair any right, power or remedy which the parties hereto may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies, or any acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any party hereunder be deemed a wavier of any default or breach subsequently occurring.

         14.3 Modifications. This Agreement can only be modified by a written agreement duly signed by authorized representatives of each party hereto. Moreover, in order to avoid uncertainty, ambiguity and misunderstandings in their relationships, the parties hereto covenant and agree not to enter into any oral agreement or understanding inconsistent or in conflict with this Agreement; and the parties hereto further covenant and agree that any oral communication allegedly or purportedly constituting such an agreement or understanding shall be absolutely null, void and without effect.

         14.4 Cumulative Remedies. All rights and remedies of a party hereunder shall be cumulative and in addition to such rights and remedies as may be available to a party at law or equity.

         14.5 No Inference Against Author. No provision of this Agreement shall be interpreted against any party because such party or its legal representative drafted such provision.

         14.6 Survival. All representations, warranties, covenants, and agreements herein contained shall survive the Closing hereunder.

         14.7 Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         14.8 Successors and Assigns. This Agreement shall be binding upon the parties, and their respective successors, heirs, and assigns, and shall inure to the benefit of the parties and their respective successors, heirs, and permitted assigns.

         14.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one Agreement, and any party hereto may execute this Agreement by signing any such counterpart. The authorized attachment of counterpart signature pages shall constitute execution by the parties.

         14.10 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina.

         14.11 Jurisdiction. The parties hereto consent to exclusive jurisdiction, subject to proper service of process, in the State of South Carolina regarding any disputes arising hereunder.

         14.12 Usage. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "hereof" , "hereunder", "hereto", "herein", and words of similar import shall refer to this Agreement in its entirety and all references to "Articles", "paragraphs", "Sections", and similar cross references shall refer to specified portions of this Agreement, unless the context clearly requires otherwise.

         14.13 Further Instruments and Acts. From time to time at a party's request, whether at or after Closing and without further consideration, the other party(V) shall execute and deliver such further instruments of conveyance, transfer and assignment and upon reimbursement for actual reasonable out-of-pocket expenses take such other action as the requesting party reasonably may require to more effectively convey and transfer to the requesting party the properties to be conveyed, transferred and assigned hereunder, and, if necessary, will assist the requesting party in the collection or reduction to possession of such property.

         14.14 Assignment. This Agreement is not assignable by any party without the prior written consent of the other parties hereto.

         14.15 Notices. All notices, requests, approvals, consents, demands and other communication provides for or permitted hereunder shall be in writing, signed by an authorized representative of the sender and addressed to the respective party at the address set forth below:

UCI of SC:                UCI Medical Affiliates of  South Carolina, Inc.
                          1901 Main Street, Suite 1200
                          Columbia, SC  29201
                          Attn.:  Jerry F. Wells

UCI:                      UCI Medical Affiliates, Inc.
                          1901 Main Street, Suite 1200
                          Columbia, SC  29201
                          Attn.:  Jerry F. Wells

Doctor's Care:            Doctor's Care, P.A.
                          1901 Main Street, Suite 1200
                          Columbia, SC  29201
                          Attn.: M.F. McFarland, III, MD

Springwood:               Springwood Lake Family Practice Center, P.A.
                          1721 Horseshoe Drive
                          Columbia, SC 29223
                          Attn:  Stephen F. Serbin, MD

SLOMC:                    Springwood Lake Occupational Medicine Center, P.A.
                          1721 Horseshoe Drive
                          Columbia, SC 29223
                          Attn:  Stephen F. Serbin, MD

Serbin:                   Stephen F. Serbin, MD
                          1721 Horseshoe Drive
                          Columbia, SC 29223

Stahl:                    Peter J. Stahl, MD
                          1721 Horseshoe Drive
                          Columbia, SC 29223

Silverman:                Sharon Silverman, MD
                          1721 Horseshoe Drive
                          Columbia, SC 29223

Woodhill:                 Woodhill Family Practice Center
                          1721 Horseshoe Drive
                          Columbia, SC 29223
                          Attn:  Stephen F. Serbin, MD

         A party hereto may change its respective address by notice in writing given to the other parties to this Agreement. Any notice, request, approval, consent, demand or other communication shall be effective upon the first to occur of the following; (i) when delivered to the party to whom such notice, request, approval, consent, demand or the communication is being given, or (ii) five (5) business days after being duly deposited in the US mail, certified, return receipt requested.


                           [SIGNATURE PAGES ATTACHED]

         IN WITNESS WHEREOF, the parties have executed this Merger Agreement under seal with the corporate parties acting by and through their duly authorized officers, effective as of the date first above written.

UCI:                                                 UCI OF SC:

UCI MEDICAL AFFILIATES, INC.                UCI MEDICAL AFFILIATES OF
                                                       SOUTH CAROLINA, INC.

By:  /s/ Jerry F. Wells, Jr.                By: /s/ Jerry F. Wells, Jr.
Its: Executive Vice President of Finance        Executive Vice President of
     and Chief Financial Officer                Finance and Chief Financial
                                                Officer

DOCTOR'S CARE:                              SPRINGWOOD:

DOCTOR'S CARE, P.A.                         SPRINGWOOD LAKE FAMILY PRACTICE
                                                CENTER, P.A.

By:  /s/ Jerry F. Wells, Jr.                By:  /a/ Stephen F. Serbin, M.D.
     ---------------------------                 ---------------------------
Its: Secretary                              Its: President


SLOMC:                                      SERBIN:

SPRINGWOOD LAKE OCCUPATIONAL
  MEDICINE CENTER, P.A.

By:  /s/ Stephen F. Serbin, M.D.             /s/ Stephen F. Serbin, M.D.
Its: President                               Stephen F. Serbin, M.D.


WOODHILL:                                    STAHL:

WOODHILL FAMILY PRACTICE CENTER,
a South Carolina general partnership

By:  /s/ Stephen F. Serbin, M.D.             /s/ Peter J. Stahl, M.D.
     /s/ Peter J. Stahl, M.D.                Peter J. Stahl, M.D.

Its: Partner
                                             SILVERMAN:


                                             /S/ Sharon Silverman, M.D.
                                             Sharon Silverman, M.D.

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                                INDEX OF EXHIBITS

Exhibit A           Shareholders of Springwood Lake Family Practice Center, P.A.
Exhibit 3.2         Bill of Sale - Medical Records
Exhibit 4.2.1.2     Articles of Merger
Exhibit 4.2.1.3     Plan of Merger
Exhibit 4.3.2       Articles of Amendment
Exhibit 4.3.5       Springwood Lease
Exhibit 4.3.7       Midtown Lease
Exhibit 4.3.9       Woodhill Lease
Exhibit 4.3.11      Serbin Employment Agreement
Exhibit 4.3.12      Stahl Employment Agreement
Exhibit 4.3.13      Silverman Employment Agreement
Exhibit 4.3.14      Shareholder Non-Compete
Exhibit 4.3.16      Officer's Certificate for Springwood
Exhibit 4.3.17      Form of Legal Opinion for Springwood's Counsel
Exhibit 4.3.18      Form of Investment Letter for Serbin and Stahl
Exhibit 4.3.19      Form of Investment Letter for Silverman
Exhibit 4.4.1       Promissory Note
Exhibit 4.4.2       Security Agreement
Exhibit 4.4.13      Form of Officer's Certificate for UCI of SC
Exhibit 4.4.14      Form of Officer's Certificate for UCI
Exhibit 4.4.15      Form of Officer's Certificate for Doctor's Care
Exhibit 4.4.16      Form of Legal Opinion for UCI of SC's Counsel
Exhibit 5           Schedule of Exceptions

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